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    As filed with the Securities and Exchange Commission on July 21, 1999

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                   _________________________________________

                             Name:  AB FUNDS TRUST

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):

                       207 East Buffalo Street, Suite 400
                           Milwaukee, Wisconsin 53202

             Telephone Number (including area code):  414-271-5885

               Name and address of agent for service of process:

                            Barbara A. Nugent, Esq.
                     Stradley, Ronon, Stevens & Young, LLP
                            2600 One Commerce Square
                     Philadelphia, Pennsylvania 19103-7098
                   _________________________________________

                             Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     Yes [x]              No [ ]

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Milwaukee and State of Wisconsin on the 21st day of July, 1999.

                                   AB FUNDS TRUST
                                   (Name of Registrant)

                                   By: /s/ Randy M. Pavlick
                                       --------------------------
                                       Randy M. Pavlick, President


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                                   Attest:/s/ Lesli H. McLinden
                                          ----------------------------
                                          Lesli H. McLinden, Secretary